FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FIRST QUARTER FISCAL 2016 FINANCIAL RESULTS

Toronto, May 10, 2016 - SunOpta Inc. (“SunOpta”) (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, today announced financial results for the first quarter ended April 2, 2016. All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

First Quarter 2016 Highlights:

•	Revenues of $352.3 million for the first quarter of 2016, versus $316.4 million in the fourth quarter of 2015 and $273.9 million in the prior year, an 11.4% and 28.6% increase respectively
•

Loss from continuing operations of $9.7 million, or $0.11 per diluted common share in the first quarter of 2016, compared to earnings of $6.0 million or $0.09 per diluted common share in the first quarter of 2015

•	Adjusted Earnings¹ of $2.7 million or $0.03 per diluted common share in the first quarter of 2016
•	Adjusted EBITDA¹ of $22.1 million, or 6.3% of revenues for the first quarter of 2016, versus $15.0 million, or 5.5% of revenues in the first quarter of 2015

“We started the year by posting strong sequential gains in revenue and EBITDA with good progress against our 2016 operational goals,” said Rik Jacobs, President and Chief Executive Officer of SunOpta Inc. “We have the assets in place to support growth and steady improvement in margins. Our top priorities remain improving our operational execution and adding new products and customers to increase our capacity utilization.”

First Quarter 2016 Results

Revenues for the first quarter of 2016 were $352.3 million, an increase of 11.4% compared to the fourth quarter of 2015 and an increase of 28.6% compared to the first quarter of 2015. The increase in revenues was driven primarily by acquired businesses, as well as growth in frozen fruit, aseptic beverage and re-sealable pouch products. These factors were partially offset by the effect of lower commodity prices and volumes of specialty raw materials, as well as the unfavorable impact of a stronger U.S. dollar on raw material exports. Excluding the impact on revenues in the first quarter of 2016 of acquired businesses, and changes in commodity-related pricing and foreign exchange rates, revenues increased 3.5% in the first quarter of 2016, compared with the first quarter of 2015.

The Consumer Products segment generated revenues from external customers of $206.3 million, an increase of 19.3% compared to $172.9 million in the fourth quarter of 2015 and an increase of 73.5% compared to $118.9 million in the prior year. The sequential growth was driven primarily by growth at Sunrise Growers, as well as growth in aseptic beverages and pouch products. Excluding the impact on revenues in the first quarter of 2016 of acquired businesses, Consumer Products revenue increased 5.4% in the first quarter of 2016, compared with the first quarter of 2015.

The Global Ingredients segment generated revenues from external customers of $146.0 million, an increase of 1.8% compared to $143.5 million in the fourth quarter of 2015 and a decline of 5.8% compared to $155.1 million in the first quarter of 2015. The sequential growth was driven by increased sales of internationally sourced organic ingredients, offset by declines in domestic raw material sourcing in part due to pressure from a stronger U.S. dollar on export sales. Excluding the impact on revenues of changes in commodity-related pricing and foreign exchange rates, Global Ingredients revenue increased 1.0% in the first quarter of 2016, compared with the first quarter of 2015.

Gross profit was $31.9 million for the first quarter of 2016, compared with $25.2 million in the fourth quarter of 2015 and $29.2 million for the first quarter of 2015. As a percentage of revenues, gross profit for the first quarter of 2016 was 9.1% compared to 8.0% in the fourth quarter of 2015 and 10.6% in the first quarter of 2015. The gross profit percentage for the first quarter of 2016 would have been approximately 11.6%, excluding the impact of an acquisition accounting adjustment related to the inventory sold by Sunrise in the first quarter of 2016, and start-up costs related to the ramp-up of production at our Allentown, Pennsylvania aseptic beverage processing facility. On this adjusted basis, the 1.0% increase in the first quarter 2016 gross profit percentage was driven mainly by acquired businesses and improved pricing for frozen fruit offerings, as well as improved plant utilization within our re-sealable pouch and sunflower operations. These factors were partially offset by a temporary shutdown of our San Bernardino, California premium juice facility while we investigated the cause of spoilage prior to the end of the prescribed shelf life of a private label orange juice product, which resulted in a voluntary product withdrawal of the product by a customer.

Operating income¹ was $2.6 million, or 0.7% of revenues, compared to an operating loss of $1.7 million in the fourth quarter of 2015, and operating income of $10.0 million, or 3.6% of revenues in the first quarter of 2015. The decline in operating income year-over-year is attributable to lower overall gross profit as described above, and a $3.6 million increase in selling, general and administrative expenses, mainly reflecting incremental expenses from acquired businesses, as well as higher litigation-related legal costs, partially offset by lower employee-related costs. Foreign exchange rates also contributed to the decline in operating income. A foreign exchange loss of $2.2 million was recognized in the first quarter of 2016, compared with a foreign exchange gain of $2.1 million in the first quarter of 2015, mainly reflecting the impact of a weakening of the U.S. dollar relative to the euro on forward currency contracts within our international sourcing and supply operations. In addition, a year-over-year increase of $2.2 million in intangible asset amortization expense related to acquired businesses contributed to the decline in operating income. Excluding the impact of the acquisition related accounting adjustment and start-up costs at our Allentown, Pennsylvania aseptic beverage processing facility, operating income would have been approximately $11.5 million or 3.3% of revenues in the first quarter of 2016.

The Company reported a loss from continuing operations for the first quarter of 2016 of $9.7 million, or $0.11 per common share, compared to earnings from continuing operations of $6.0 million, or $0.09 per diluted common share during the first quarter of 2015. During the quarter, the Company recognized certain costs not reflective of normal operations, including $12.5 million of costs associated with the purchase accounting, financing, and integration of the Sunrise acquisition, $1.3 million of costs as we ramp-up production at our east coast aseptic facility, $0.6 million of costs related to ongoing litigation, $0.2 million write-off of debt issuance costs related to the previous North American credit facility, and $2.2 million of other expense items mainly relating to costs associated with a voluntary product withdrawal of private label orange juice and a voluntary recall of certain sunflower kernel products, as well as severance costs and adjustments to contingent consideration on previous acquisitions. Excluding these expenses, on an after tax basis, Adjusted Earnings¹ were $2.7 million or $0.03 per diluted share, compared to Adjusted Earnings¹ of $6.0 million or $0.09 per share in the first quarter of 2015.

Adjusted EBITDA¹ was $22.1 million in the first quarter of 2016, compared $15.0 million in the first quarter of 2015.

Balance Sheet

At April 2, 2016, SunOpta's balance sheet reflected total assets of $1.223 billion, total debt of $518.6 million, and a total debt to equity ratio of 1.25 to 1.00. At April 2, 2016, leverage was approximately 5.6 times pro forma Adjusted EBITDA¹ after factoring in the run-rate EBITDA of acquired businesses and cost synergies expected to be realized in 2016. The Company continues to expect to de-lever 1.0 to 1.5 times in the first 12 to 18 month following the Sunrise acquisition through a combination of EBITDA growth and positive cash flow resulting in debt reduction.

On February 11, 2016, the Company entered into a five-year, $350.0 million global credit facility, which replaced the previous North American and European credit facilities and finances the working capital and general corporate needs of the Company’s global operations. At April 2, 2016, outstanding borrowings were $199.6 million on this facility, and the Company had approximately $90.0 million of available borrowing capacity.

Conference Call with accompanying presentation

SunOpta plans to host a conference call at 9:00 A.M. eastern time on Tuesday, May 10, 2016, to discuss the first quarter financial results. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link at www.sunopta.com. The presentation that will accompany the conference call can be downloaded at http://investor.sunopta.com.

To listen to the live call over the Internet, please go to SunOpta's website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll free dial-in number 1 (877) 312-9198 or International dial-in number 1 (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at SunOpta's website.

1See discussion of non-GAAP measures

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified (“non-GMO”) and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable based product offerings, supported by a global sourcing and supply infrastructure.

Forward-Looking Statements

Certain statements included in this press release may be considered “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our focus on strengthening operational execution, expected cost synergies to be realized in 2016 and our intention to de-lever our business over the next 12 to 18 months and grow EBITDA and cash flow. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as “continue”, “confident”, “should”, “believe”, “would”, “may”, “plans”, “expect”, “will”, “anticipate”, “estimate”, “intend”, “project”, “potential”, “continue”, “might”, “predict” or other similar terms and phrases intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, continued consumer interest in health and wellness, ability to maintain product pricing levels, current customer demand, planned facility and operational expansions, competitive intensity, cost rationalization, product development initiatives, and alternative potential uses for our capital resources. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, risks associated with acquisitions generally such failure to retain key management and employees; issues or delays in the successful integration of the operations, systems and personnel of recently acquired businesses with those of the Company including incurring or experiencing unanticipated costs and/or delays or difficulties, future levels of revenues being lower than expected, costs being higher than expected, inability to realize synergies to the extent anticipated and conditions affecting the frozen fruit industry generally; failure or inability to implement growth strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management and continuous improvement initiatives; availability and pricing of raw materials and supplies; potential covenant breaches under our credit facilities; inability to re-finance or replace our second lien loan on satisfactory terms or at all; and other risks described from time to time under “Risk Factors” in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.

For further information, please contact:

SunOpta Inc.
Rob Litt, Director Global Communications
Tel: 952-893-7863
Rob.litt@sunopta.com

SunOpta Inc.
Consolidated Statements of Operations
For the quarters ended April 2, 2016 and April 4, 2015
(Unaudited)
(Expressed in thousands of U.S. dollars, except per share amounts)

		Quarter ended
	April 2, 2016	April 4, 2015
	$	$

Revenues	352,314	273,949

Cost of goods sold	320,413	244,779

Gross profit	31,901	29,170

Selling, general and administrative expenses	24,272	20,697
Intangible asset amortization	2,822	625
Other expense, net	3,978	104
Foreign exchange loss (gain)	2,172	(2,103)

Earnings (loss) from continuing operations before the following	(1,343)	9,847

Interest expense, net	11,022	927

Earnings (loss) from continuing operations before income taxes	(12,365)	8,920

Provision for (recovery of) income taxes	(3,086)	3,021

Earnings (loss) from continuing operations	(9,279)	5,899

Loss from discontinued operations, attributable to SunOpta Inc.	(570)	(720)

Earnings (loss)	(9,849)	5,179

Earnings (loss) attributable to non-controlling interests	384	(55)

Earnings (loss) attributable to SunOpta Inc.	(10,233)	5,234

Earnings (loss) per share – basic
- from continuing operations	(0.11)	0.09
- from discontinued operations	(0.01)	(0.01)
	(0.12)	0.08
Earnings (loss) per share – diluted
- from continuing operations	(0.11)	0.09
- from discontinued operations	(0.01)	(0.01)
	(0.12)	0.08
Weighted-average number of shares outstanding (000s)
- basic	85,426	67,400
- diluted	85,426	68,268

SunOpta Inc.
Consolidated Balance Sheets
As at April 2, 2016 and January 2, 2016
(Unaudited)
(Expressed in thousands of U.S. dollars)

	April 2, 2016	January 2, 2016
	$	$

ASSETS
Current assets
Cash and cash equivalents	5,475	2,274
Accounts receivable	135,167	117,412
Inventories	357,146	371,223
Prepaid expenses and other current assets	22,399	20,088
Current income taxes recoverable	21,722	21,728
Current assets held for sale	59,732	64,330
Total current assets	601,641	597,055

Property, plant and equipment	173,552	176,513
Goodwill	242,047	241,690
Intangible assets	192,284	195,008
Deferred income taxes	970	958
Other assets	12,131	7,979

Total assets	1,222,625	1,219,203

LIABILITIES
Current liabilities
Bank indebtedness	202,444	159,773
Accounts payable and accrued liabilities	134,318	151,831
Customer and other deposits	4,259	5,322
Income taxes payable	2,745	1,720
Other current liabilities	1,143	1,521
Current portion of long-term debt	2,226	1,773
Current portion of long-term liabilities	5,243	5,243
Current liabilities held for sale	48,597	52,486
Total current liabilities	400,975	379,669

Long-term debt	313,911	321,222
Long-term liabilities	17,934	17,809
Deferred income taxes	70,649	74,324
Total liabilities	803,469	793,024

EQUITY
SunOpta Inc. shareholders’ equity
Common shares	298,099	297,987
Additional paid-in capital	23,366	22,327
Retained earnings	96,605	106,838
Accumulated other comprehensive loss	(4,295)	(6,113)
	413,775	421,039
Non-controlling interests	5,381	5,140
Total equity	419,156	426,179

Total equity and liabilities	1,222,625	1,219,203

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters ended April 2, 2016 and April 4, 2015
(Unaudited)
(Expressed in thousands of U.S. dollars)

		Quarter ended
	April 2, 2016	April 4, 2015
	$	$

CASH PROVIDED BY (USED IN)

Operating activities
Earnings (loss)	(9,849)	5,179
Loss from discontinued operations attributable to SunOpta Inc.	(570)	(720)
Earnings (loss) from continuing operations	(9,279)	5,899

Items not affecting cash:
Depreciation and amortization	8,760	4,063
Acquisition accounting adjustment on inventory sold	7,626	-
Amortization and write-off of debt issuance costs	3,368	98
Impairment of long-lived assets	1,735	-
Deferred income taxes	(3,687)	(195)
Stock-based compensation	1,039	970
Unrealized gain on derivative instruments	(209)	(103)
Other	238	515
Changes in non-cash working capital, net of business acquired	(27,485)	(22,200)
Net cash flows from operations - continuing operations	(17,894)	(10,953)
Net cash flows from operations - discontinued operations	758	(533)
	(17,136)	(11,486)
Investing activities
Purchases of property, plant and equipment	(4,547)	(5,521)
Acquisition of business	-	(13,300)
Other	-	(30)
Net cash flows from investing activities - continuing operations	(4,547)	(18,851)
Net cash flows from investing activities - discontinued operations	(191)	(222)
	(4,738)	(19,073)
Financing activities
Increase under line of credit facilities	232,543	21,347
Repayment of line of credit facilities	(192,677)	-
Borrowings under long-term debt	432	-
Repayment of long-term debt	(10,486)	(243)
Payment of debt issuance costs	(4,110)	-
Proceeds from the exercise of stock options and employee share purchases	112	1,616
Proceeds from the exercise of warrants	-	812
Other	(15)	(137)
Net cash flows from financing activities - continuing operations	25,799	23,395
Net cash flows from financing activities - discontinued operations	(1,180)	738
	24,619	24,133

Foreign exchange gain (loss) on cash held in a foreign currency	37	(21)

Increase (decrease) in cash and cash equivalents in the period	2,782	(6,447)

Discontinued operations cash activity included above:
Add: Balance included at beginning of period	1,707	2,170
Less: Balance included at end of period	(1,288)	(2,083)

Cash and cash equivalents - beginning of the period	2,274	7,768

Cash and cash equivalents - end of the period	5,475	1,408

SunOpta Inc.
Segmented Information
For the quarters ended April 2, 2016 and April 4, 2015
Unaudited
(Expressed in thousands of U.S. dollars)

		Quarter ended
	April 2, 2016	April 4, 2015
	$	$
Segment revenues from external customers:
Global Ingredients	146,022	155,057
Consumer Products	206,292	118,892
Total segment revenues from external customers	352,314	273,949

Segment gross margin:
Global Ingredients	18,092	17,319
Consumer Products	13,809	11,851
Total segment gross margin	31,901	29,170

Segment operating income (loss):
Global Ingredients	6,441	8,981
Consumer Products	(1,778)	2,560
Corporate Services	(2,028)	(1,590)
Total segment operating income	2,635	9,951

Segment gross margin percentage:
Global Ingredients	12.4%	11.2%
Consumer Products	6.7%	10.0%
Total segment gross margin	9.1%	10.6%

Segment operating income (loss) percentage:
Global Ingredients	4.4%	5.8%
Consumer Products	-0.9%	2.2%
Total segment operating income	0.7%	3.6%

(Segment operating income (loss) is defined as “Earnings (loss) from continuing operations before the following” excluding the impact of “Other expense (income), net”.)

1Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides information regarding segment operating income, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and Adjusted EBITDA as additional information about its operating results, which are not measures in accordance with U.S. GAAP. The Company believes that these non-GAAP measures assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of the Company's core operating performance. The non-GAAP measures of segment operating income, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The Company defines segment operating income as “earnings (loss) from continuing operations before the following” excluding the impact of other income/expense items; EBITDA as segment operating income plus depreciation and amortization; and Adjusted EBITDA as EBITDA excluding certain charges and gains that affect the comparability of operating performance. The following is a tabular presentation of segment operating income, EBITDA, and Adjusted EBITDA, including a reconciliation to earnings (loss) from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure:

		Quarter ended
	April 2, 2016	April 4, 2015
	$	$

Earnings (loss) from continuing operations	(9,279)	5,899
Provision for (recovery of) income taxes	(3,086)	3,021
Interest expense, net	11,022	927
Other expense, net	3,978	104
Total segment operating income	2,635	9,951
Depreciation and amortization	8,760	4,063
Stock based compensation	1,039	970
EBITDA	12,434	14,984
Adjustments (a)	9,688	-
Adjusted EBITDA	22,122	14,984

(a) The adjustments include all adjustments in the table “Reconciliation of GAAP Results to Adjusted Earnings and Adjusted earnings per diluted share” that affect cost of goods sold and selling, general and administrative expenses

The Company also reported Adjusted Earnings from Continuing Operations and Adjusted earnings per diluted share for the quarters ended April 2, 2016 and April 4, 2015. Adjusted earnings and Adjusted earnings per diluted share are also non-GAAP financial measures. When assessing our financial performance, we use an internal measure that excludes the results of discontinued operations as well as other charges and gains that we believe are not reflective of normal operations. This information is provided in order to allow investors to make meaningful comparisons of the Company's operating performance between periods and to view the Company's business from the same perspective as Company management. Adjusted Earnings and Adjusted earnings per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of Adjusted Earnings from Continuing Operations and Adjusted Earnings per diluted share, including a reconciliation to U.S. GAAP earnings (loss) attributable to SunOpta Inc. and U.S. GAAP earnings (loss) attributable to SunOpta Inc. on a per diluted share basis, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

Items affecting comparability of operating performance

For the quarter ended April 2, 2016, in addition to the results of discontinued operations, the Company recognized other expenses related primarily to business acquisitions, product withdrawal and recall costs, plant start-up costs related to our east coast aseptic facility, legal costs related to ongoing litigation, the write-off of debt issuance costs, severance and other costs. We do not believe these charges and gains are reflective of normal business operations. These charges and gains have been excluded to arrive at Adjusted Earnings and Adjusted Earnings per diluted share.

		Adjusted
	Quarter ended	earnings per
	April 2, 2016	diluted share
	$	$
Loss attributable to SunOpta Inc.	(10,233)	(0.12)
Loss from discontinued operations attributable to SunOpta Inc.	570	0.01
Loss from continuing operations attributable to SunOpta Inc.	(9,663)	(0.11)
Adjusted for:
Costs related to business acquisitions(a)	12,511
Plant start-up costs(b)	1,287
Legal fees related to ongoing litigation(c)	625
Write-off of debt issuance costs(d)	215
Other(e)	2,243
Net income tax effect of preceding adjustments	(4,531)
Adjusted earnings	2,687	0.03

		Adjusted
	Quarter ended	earnings per
	April 4, 2015	diluted share
	$	$
Earnings attributable to SunOpta Inc.	5,234	0.08
Loss from discontinued operations attributable to SunOpta Inc.	720	0.01
Earnings from continuing operations attributable to SunOpta Inc.	5,954	0.09
Adjusted for:
Other expense (net of taxes of $35)	69
Adjusted earnings	6,023	0.09

(a)

Reflects costs related to business combinations, including an acquisition accounting adjustment related to Sunrise’s inventory sold in the first quarter of 2016 of $7.6 million, which is recorded in cost of goods sold; the non-cash amortization of debt issuance costs incurred in connection with the financing related to the acquisition of Sunrise of $3.0 million, which is recorded in interest expense; and $1.9 million of integration costs related to the closure and consolidation of frozen fruit processing facilities following the acquisition of Sunrise, which are recorded in cost of goods sold and other expense.

(b)

Plant start-up costs relate to the ramp-up of production at our Allentown, Pennsylvania facility following the completion of the addition of aseptic beverage processing and filling capabilities in the fourth quarter of 2015, which are recorded in cost of goods sold. These start-up costs reflect the negative gross margin reported by the facility, which are expected to decrease as the facility ramps up to break- even production levels.

(c)	Reflects legal costs associated with ongoing litigation which are recorded in selling, general and administrative expenses.
(d)

Reflects the write-off of remaining unamortized debt issuance costs related to our North American credit facilities, which was replaced by the Global Credit Facility, and is recorded in interest expense.

(e)

Other includes costs associated with the voluntary product withdrawal of private label orange juice and loss recognized in connection with the voluntary recall of certain sunflower kernel products, severance costs, and fair value adjustments related to contingent consideration arrangements, which are recorded in other expense.